SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment, dated as of January 10, 2018 (this "Amendment"), to the Rights Agreement, dated as of July 20, 2012, as amended by the First Amendment, dated August 17, 2016 (the "Rights Agreement"), is made between United Insurance Holdings Corp. (the "Company"), and American Stock Transfer & Trust Company, LLC, a New York limited liability company (the "Rights Agent"). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement for the purpose of specifying the terms and conditions of the Rights;

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that, prior to the time that any Person becomes an Acquiring Person, the Company may supplement or amend any provision with respect to the Rights, which the Company may deem necessary or desirable without the approval of any holders of Right Certificates;

WHEREAS, no Person has become an Acquiring Person as of the date hereof;

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board has authorized and approved this Second Amendment to the Rights Agreement as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Rights Agreement, to execute this Amendment.

2. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

"(i) the Close of Business on January 10, 2018 (the "Final Expiration Date"),".

3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

4. This Amendment shall be deemed effective as of January 10, 2018. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at the Close of Business on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect, except with respect to Section

18 and 20(c), which shall survive such termination.[1]

5. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

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[1] Note to UIHC: Sections 18 and 20(c) relate to the liability and indemnification rights of the Rights Agent.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, all as of the date first written above.

UNITED INSURANCE HOLDINGS CORP.

By: ____________

Name: Bennett B. Martz

Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: ____________

Name: Michael A. Nespoli

Title: Executive Director